Exhibit 10.3

SECURITY AGREEMENT

This Security Agreement (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”), dated as of February 5, 2013, is entered into between Pacific Biosciences of California, Inc., a Delaware corporation (“Obligor”), in favor of the entities identified as secured parties on the signature page of this Agreement (together, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, Obligor has entered into a Facility Agreement, dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Facility Agreement”), with the Secured Party;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Obligor and the Secured Party agree as follows:

1. Grant of Security Interest.

(a) To secure payment and performance of the Obligations, Obligor hereby grants to Secured Party a security interest in all property and interests in property of Obligor, whether now owned or hereafter acquired or existing, and wherever located (the “Collateral”), including, without limitation, the following (the “Security Interest”):

(i)	all Accounts;

(ii)	all Receivables;

(iii)	all Equipment;

(iv)	all General Intangibles;

(v)	all Inventory;

(vi)	all Intellectual Property;

(vii)	all Investment Property; and

(viii)	all proceeds and products of the foregoing.

(b) Notwithstanding anything herein to the contrary, in no event shall the Security Interest granted hereunder attach to, and the Collateral shall not include, (i) any asset of the Obligor to the extent that and for so long as the grant of a security interest therein is prohibited by (A) any applicable law, rule, regulation, statute or order of any Governmental Authority or

(B) any contractual restriction in effect as of the date hereof, (ii) more than 65% of the issued and outstanding voting equity interests of any Foreign Subsidiary, (iii) any contract or agreement to which the Obligor is a party or any of its rights or interests thereunder if and for so long as the grant of such Security Interest shall constitute or result in (A) the unenforceability of any right of the Obligor therein or (B) in a breach or termination pursuant to the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity); provided, however, that such Security Interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in subclauses (A) or (B) of this clause (iii), including any proceeds of such contract or agreement, (iv) any trust accounts, payroll accounts and escrow accounts maintained by the Obligor, and (v) any asset or property that is subject to a purchase money Lien or Lien securing any capital lease obligations permitted under the Facility Agreement to the extent that the documents relating to such purchase money Lien or capital lease obligations would not permit such asset or property to be subject to the security interests created hereby.

(c) Obligor (i) represents and warrants to Secured Party that, except as permitted by the following clause (ii), there is no agreement in effect on the date hereof that prohibits the creation of the Security Interest and (ii) covenants not to enter into any such agreement other than (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness (or other secured obligations) permitted by the Facility Agreement if such restrictions or conditions apply only to the property or assets permitted to secure such Indebtedness (or other secured obligations, as the case may be) and the products and proceeds thereof, (ii) customary restrictions and conditions contained in agreements relating to any assets pending such sale; provided that such restrictions apply only to the assets that are to be sold and such sale is permitted under the Facility Agreement, (iii) customary provisions in leases, licenses and other agreements restricting the assignment thereof or the subletting of the premises subject thereto, (iv) customary provisions in joint venture agreements or similar arrangements (so long as such restrictions apply only to the assets of the applicable joint venture or other Person that is the subject of such arrangement), (v) the Transaction Documents, (vi) restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business, and (vii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant.

2. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Facility Agreement. All terms defined in the New York UCC and not defined herein have the meanings specified therein.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

3. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when read by electronic mail (sender shall have received a “read by recipient” confirmation) in each case addressed to a party. The addresses for such communications shall be:

For the Obligor:

1380 Willow Road

Menlo Park, CA 94025

Attention: Stephen Moore

Email: smoore@pacificbiosciences.com

with a courtesy copy to:

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, CA 94304

Facsimile: 650-493-6811

Email: dpetkanics@wsgr.com

Attn: Donna Petkanics

For the Secured Party

Deerfield Management Company

780 Third Avenue, 37th Floor

New York, New York 10017

Attention: James E. Flynn

Facsimile: (212) 573-8111

with a courtesy copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Attention: Mark Fisher

Facsimile: (212) 894-5877

4. General.

(a) This Agreement shall bind and inure to the respective successors and assigns of the Obligor and the Secured Party, except that the Obligor may not assign or otherwise transfer all or any part of its rights under the this Agreement without the prior written consent of the Secured Party.

(b) This Agreement, taken together with the other Transaction Documents, contains the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

(c) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.

(d) This Agreement may be executed in several counterparts, and by each party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

(e) (i) This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations (other than contingent obligations not yet accrued and payable) have been paid in full.

(ii) Upon any sale or other transfer by Obligor of any Collateral that is permitted under the Facility Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to the Facility Agreement, the security interest in such Collateral shall be automatically released.

(iii) In connection with any termination or release pursuant to clause (i) or (ii) of this Section 4(e), the Lenders shall execute and deliver to the Obligor, at the Obligor’s expense, all documents that the Obligor shall reasonably request to evidence such termination or release of its obligations or the Security Interests in its Collateral.

(f) If any provision contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

OBLIGOR:

PACIFIC BIOSCIENCES OF CALIFORNIA, INC

By:	/s/ Susan K. Barnes
Name:	Susan K. Barnes
Title:	Executive Vice President and Chief Financial Officer

SECURED PARTIES:

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory